Exhibit 99.1

Wisconsin Power and Light Company An Alliant Energy Company Corporate Headquarters 4902 North Biltmore Lane Suite 1000 Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145 Investor Relations: Susan Gille (608) 458-3956

Wisconsin Power and Light Company Announces Pricing of Debt Offering

Debentures will be due in 2022

Madison, Wisconsin – November 14, 2012 – Wisconsin Power and Light Company (“WPL”), a subsidiary of Alliant Energy Corporation (NYSE: LNT), has priced a public offering of $250,000,000 aggregate principal amount of debentures. The debentures have an interest rate of 2.25% and will be due on November 15, 2022.

WPL intends to apply the approximately $247.1 million in net proceeds from this offering to fund a portion of the purchase price of the Riverside Energy Center on or before December 31, 2012. The remainder of the purchase price is expected to be funded by an equity contribution of approximately $100 million from WPL’s parent, Alliant Energy Corporation, and approximately $50 million from the proceeds from WPL issuing commercial paper. WPL may invest the net proceeds from this offering in short-term, high-quality instruments pending the funding of the Riverside Energy Center purchase.

The offering was marketed through a group of underwriters, including Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc., as joint book-running managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of an automatic shelf registration statement WPL filed with the Securities and Exchange Commission, copies of which may be obtained from Citigroup Global Markets Inc. by calling 1-800-831-9146, from Merrill Lynch, Pierce, Fenner & Smith by calling 1-800-294-1322 or from Mitsubishi UFJ Securities (USA), Inc. by calling 877-649-6848. An electronic copy of the prospectus supplement and accompanying prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Wisconsin Power and Light Company (WPL), based in Madison, Wis., provides electric service to approximately 459,000 customers and natural gas service to approximately 180,000 customers in more than 600 communities across central and southern Wisconsin. WPL is committed to providing the energy and exceptional service its customers and communities expect – safely, reliably, and affordably. WPL is a subsidiary of Alliant Energy Corporation, for more information, visit alliantenergy.com or call 1-800-ALLIANT (800-255-4268).